             FIRST AMENDMENT TO PURCHASE AGREEMENT

      THIS  IS  A  FIRST  AMENDMENT TO  PURCHASE  AGREEMENT  (the
"Amendment") dated as of October 4, 1996 by and among CHS Electronics, Inc., a Florida corporation ("Buyer"), and Merisel, Inc., a Delaware corporation ("Merisel"), and Merisel Europe, Inc., a Delaware corporation ("Europe"). Merisel and Europe are collectively referred to herein as the "Sellers." All capitalized terms without definition used in this Amendment shall retain their respective meanings as specified in the Purchase Agreement (as defined hereafter).

                           Background

       Pursuant to the Purchase Agreement (the "Purchase Agreement") dated August 29, 1996 by and among the Buyer and the Sellers, the Buyer agreed to purchase and the Sellers agreed to sell the Europe Stock, the Latin America Stock and the Mexico Stock and the Europe Assets on the terms and subject to the conditions set forth in such Purchase Agreement. The Buyer and the Sellers have deemed it advisable to amend certain terms of the Purchase Agreement, subject to the terms and conditions of this Amendment.

                             Terms

      In consideration of the mutual covenants contained herein and intending to be legally bound hereby, the parties hereto agree as follows:

                           ARTICLE I.

1.1.   Amendment  to  Section  1.2(a).   Section  1.2(a)  of  the
Purchase Agreement is hereby amended in its entirety as follows:

       (a) Purchase Price. The aggregate purchase price for all of the Stock and the Europe Assets (the "Purchase Price") shall be as follows: (i) Forty Million Dollars ($40,000,000) for the Latin America Stock and the Mexico Stock, subject to adjustment as set forth in Section 1.2(d)(ii) hereof (the "Latin/Mexico Purchase Price"), (ii) with respect to the Europe Stock, an amount equal to the Total Adjusted Capital of the European Subsidiaries and (iii) with respect to the Europe Assets, the book value of the Europe Assets (the "Europe Assets Value") as of the Closing Date (the aggregate of items (ii) and (iii) are defined as the "Purchase Price of Europe Stock and the Europe Assets"). Each of the Latin/Mexico Purchase Price and the Purchase Price of the Europe Stock and the Europe Assets shall be apportioned between the Latin American Stock and the Mexico Stock and among the Europe Stock and Europe Assets, respectively, in accordance with the apportionment schedules set forth on Schedule 1.2(a). "Total Adjusted Capital of the European Subsidiaries" is hereby defined to be Net Assets, excluding any Amounts Due to or


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from  Related Parties, as defined hereafter, as adjusted  by  the formula set forth in Exhibit A. "Net Assets" is defined as assets reflected on the Europe Closing Balance Sheet (as such
term   is  defined  in  Section  1.2(c)(i))  increased   by   any
receivables subject to the Asset Amortization Agreement (as such term is defined in Section 1.2(b), but decreased by liabilities to third parties reflected on such balance sheet. "Amounts Due to or from Related Parties" shall include any payables to or receivables from Related Parties (as such term is defined in
Section   2.19)  including,  without  limitation,   any   amounts
outstanding under the Revolving Credit Agreement dated as of December 26, 1993 and amended and restated as of April 12, 1996 among Europe and Merisel Americas, Inc. as borrowers and Citicorp USA Inc. as agent (the "Revolving Credit Agreement") and inter company tax accounts but excluding deferred tax liabilities and
deferred  tax  assets which will be assumed by  the  Buyer.   The
Purchase Price shall be further reduced by (X) $4 million for the cost of eliminating duplicative facilities and severance of redundant personnel and relocation costs and (Y) $3,216,000 representing the rent payable under certain leases in the Netherlands during the 12 months following the Closing Date. Attached as Schedule 1.2(a) is a sample calculation of what the Purchase Price would be if the same were determined on the June 30, 1996 balance sheet. Merisel and Buyer shall cause a physical inventory to be taken on the Closing Date in connection with the foregoing calculation.

1.2.   Amendment  to Sections 1.2(b), (c)(i) and  (d).   Sections
1.2(b), (c)(i) and (d) of the Purchase Agreement are hereby amended in their entirety as follows:

       (b) Payments. The Purchase Price shall be payable as follows: on the Closing Date, Buyer shall pay (i) to Europe, by wire transfer, a cash amount (the "Europe Cash Payment") equal to the Estimated Purchase Payment Amount (as defined below) less the amount payable to Deutsche Financial Services (UK) Ltd. under the Asset Amortization Agreement as of the Closing Date and (ii) to Merisel, by wire transfer, a cash amount (the "Latin/Mexico Cash Payment") equal to Forty Million Dollars ($40,000,000). For purposes of this Agreement, the term "Estimated Purchase Payment Amount" means the dollar amount of One Hundred and Twenty Eight Million Two Hundred and Thirty Eight Thousand One Hundred and Forty Five Dollars ($128,238,145) less the amounts paid pursuant to clause (ii) above less cash transfers to Merisel prior to Closing of $16,408,000. In addition, Buyer shall assume the liability of Europe under the Asset Amortization Agreement between Deutsche Financial Services, (UK) Ltd., and Merisel
(U.K.) Limited dated as of October 12, 1995 (the "Asset Amortization Agreement") and the liabilities and obligations set forth on Schedule 1.1.

       (c)(ii) Regarding the Closing Balance Sheets. (i) Prompt ly after the Closing Date, but in any event no later than 60 days after the Closing Date, Europe shall prepare and deliver to
                             -2-

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Buyer,  or  cause  to  be  prepared and  delivered  to  Buyer,  a combining balance sheet of the European Subsidiaries and Europe Assets as of the close of business on the Closing Date (the "Europe Closing Balance Sheet"), together with the draft audit report of Deloitte & Touche, LLP thereon. The Europe Closing Balance Sheet shall be prepared in accordance with United States generally accepted accounting principles ("U.S. GAAP") applied consistently with those U.S. GAAP principles applied in the preparation of the 1995 Balance Sheets (as defined in Section
2.7)   (such   accounting  principles  being,   the   "Accounting
Principles"), except that the accounts receivable and inventory on the Europe Closing Balance Sheet will be valued utilizing the adjustments listed in Exhibit A. In addition, the combining closing balance sheet will convert foreign currencies to U.S. dollars at the closing exchange rate published in the Wall Street Journal as of the Closing Date, and the Europe Closing Balance Sheet will be prior to the application of purchase accounting and recordation of the transactions contemplated in the Agreement. MIFINCO, Inc.'s investment in shares of Merisel France, Inc. and Mexico will be valued at zero for the combining Closing Balance Sheet. The report of Deloitte & Touche, LLP shall state (without qualification as to scope of audit or other matters) that in their opinion the Europe Closing Balance Sheet presents fairly in all material respects, the net assets of Europe sold as of the Closing Date, on the basis of accounting defined in this Agreement and Exhibit A. The Europe Closing Balance Sheet shall be subject to the review of Grant Thornton L.L.P. The parties shall allow and cause the European Subsidiaries to allow the parties, Grant Thornton, L.L.P. and other representatives of the parties full and complete access to all work papers, books and records and all additional information used in preparing the Europe Closing Balance Sheet and will make their and the European Subsidiaries' officers and employees reasonably available to discuss with the parties and their representatives such papers, books, records and information. Buyer and its representatives shall be provided complete access to all work papers and other information used by Deloitte & Touche, LLP in examining the Europe Closing Balance Sheet which are not proprietary to Deloitte & Touche, LLP and Sellers and their representatives shall be provided complete access to all work papers and other information used by Grant Thornton, L.L.P. in reviewing the Europe Closing Balance Sheet which are not proprietary to Grant Thornton, LLP. The Europe Closing Balance Sheet, when delivered by Europe to Buyer, shall be deemed final, conclusive and binding on the parties and will be deemed to be the Europe Closing Balance Sheet, upon which the Purchase Price of the Europe Stock and the Europe Assets will be based, unless either Europe or Buyer notifies the other, within 10 days after receipt of the Europe Closing Balance Sheet, of its disagreement therewith (which notice shall state with reasonable specificity the reasons
for  any  disagreement and the amounts in dispute).   If  neither
Europe nor Buyer disagrees with the draft Europe Closing Balance Sheet, Deloitte & Touche, LLP will issue their final audit report. If there is a disagreement, and such disagreement cannot
                             -3-
be resolved by Buyer and Europe (each of which shall use their "reasonable efforts" to so resolve the claim) within 30 days following the receipt by Europe of the Europe Closing Balance Sheet, the items in dispute shall be submitted to a nationally recognized firm of independent auditors acceptable to both Buyer and Europe (or, in the absence of agreement, the auditing firm of
KPMG  Peat  Marwick L.L.P.) (the "Resolution Accountants").   The
sole function of the Resolution Accountants shall be to select as most accurately reflecting the Europe Closing Balance Sheet, without adjustment or alteration, the Europe Closing Balance Sheet submitted by Buyer or the Europe Closing Balance Sheet submitted by Europe as the true Europe Closing Balance Sheet, and the determination by such independent auditing firm shall be
binding  and  conclusive  upon the parties.   If  the  Resolution
Accountants select the Europe Closing Balance Sheet submitted by Buyer, Europe shall pay the fees and expenses of the Resolution Accountants; if the Resolution Accountants select the Europe Closing Balance Sheet submitted by Europe, Buyer shall pay the fees and expenses of the Resolution Accountants. Europe shall pay the cost of the fees and expenses of Deloitte & Touche, L.L.P. and Buyer shall pay the cost of the fees and expenses of
Grant  Thornton  L.L.P.   There shall be  no  adjustment  to  the
Purchase Price unless and until such adjustment exceeds $250,000 and only to the extent of that excess of $250,000.

      (d) Post-Closing Determination.

           (i) To the extent that the Estimated Purchase Payment Amount shall have been more than the sum of the Total Adjusted Capital of the European Subsidiaries and Europe Assets Value, the amount of such difference shall be paid by Sellers to Buyer within five business days after the determination of such amount. To the extent that the Estimated Purchase Payment Amount is less than the Total Adjusted Capital of the European Subsidiaries and the Europe Assets Value, the amount of such difference shall be paid by Buyer to Europe, within five business days after the determination of such amount, by wire transfer.

       (ii) To the extent that the amount of the shareholders equity of Latin America and Mexico as set forth on the Latin/Mexico Closing Balance Sheet, assuming all liabilities of Latin America and Mexico to Merisel or any of its other affiliates have been capitalized (the "Closing Equity Value"), is less than the sum of (x) the amount of adjusted shareholders equity of Latin America and Mexico as of June 30, 1996 which the parties hereby agree is $36,698,191 computed as shown on Schedule 1.2(a) plus (y) the net pretax earnings of Latin America and the net earnings of Mexico between July 1, 1996 and the Closing Date as reflected in the monthly financial statements of Latin America and Mexico plus any provision which would increase the reserve for inventory, receivables and/or other accruals in excess of normal provisions for inventory, receivables and/or other accruals, computed consistently with past practice, less (z) $1.5
                             -4-
million (the "Minimum Latin/Mexico Equity Value"), the amount of such difference shall be paid to Buyer by Sellers within five business days after the determination of such amount; provided, however, that no amount in excess of $2,000,000 shall be so deducted.

1.3. Amendment to Sections 1.3(a) and (b)(iii). Sections 1.3(a) and (b)(iii) of the Purchase Agreement are hereby amended in their entirety as follows:

      (a) Time and Place. The closing under this Agreement (the "Closing") will take place at 9:00 a.m., local time, on September 27, 1996 or on such later date as the conditions precedent contained in Section 5.1 and 5.2 hereof are satisfied or waived (subject, however, to the provisions of Section 5.3(a)(iv)), at the offices of Greenberg, Traurig, Hoffman, Lipoff, Rosen & Quentel, P.A., 1221 Brickell Avenue, Miami, Florida, or at such other time, date or place as the parties shall mutually agree; provided, however, that notwithstanding the actual date of Closing, the Closing shall be deemed to have occurred on September 27, 1996. The date on which the Closing occurs is referred to herein as the "Closing Date."

       (b)(iii)  Deliveries By Buyer.  Buyer will deliver (A)  to
Europe   the   Europe  Cash  Payment  and  (B)  to  Merisel   the
Latin/Mexico Cash Payment.

1.4    Amendment  to  Section  5.1(i).   Section  5.1(i)  of  the
Purchase Agreement is hereby amended in its entirety as follows:

       (i) Bringdown of Representations and Warranties. The representations and warranties of Sellers in this Agreement shall be true and correct in all material respects on and as of the time of Closing, except as set forth on Exhibit 5.1 attached hereto and incorporated herein by reference, with the same force and effect as though such representations and warranties had been made on, as of and with reference to such time and Buyer shall have received a certificate to such effect, signed by Sellers.

1.5    Amendment  to  Section 5.1(ii).  Section  5.1(ii)  of  the
Purchase Agreement is hereby amended in its entirety as follows:

       (ii) Performance and Compliance. Sellers shall have performed all of the covenants and complied with all of the provisions required by this Agreement to be performed or complied with by them on or before the Closing, except as set forth on
Exhibit 5.1 attached hereto and incorporated herein by reference, and Buyer shall have received a certificate to such effect, signed by Sellers.

1.6    Amendment  to  Section  5.1(v).   Section  5.1(v)  of  the
Purchase Agreement is hereby amended in its entirety as follows:
                            -5-

       (v) Required Consents. All consents and approvals of third parties, including consents of those vendors representing 90% of purchases for the eighteen months ended June 30, 1996 by Europe, Latin America, Mexico or the Subsidiaries from the vendors identified on Exhibit D, but excluding all other vendors to Latin America, Mexico or any Subsidiary to the transactions contemplated hereby shall have been obtained, except as set forth on Exhibit 5.1 attached hereto and incorporated herein by reference, and all waiting periods specified by law the passing of which is necessary for the consummation of such transactions (including without limitation any waiting periods under applicable governmental laws) shall have passed or been terminated.

1.7    Amendment  to Section 5.1(vii).  Section 5.1(vii)  of  the
Purchase Agreement is hereby amended in its entirety as follows:

        (vii) Executive Management. Sellers shall have terminated, without cost to any of Europe, Latin America, Mexico or any of the Subsidiaries, and without liability to any of the foregoing, all employment and other agreements with those individuals listed on Schedule 5.1, except as set forth on
Exhibit 5.1 attached hereto and incorporated herein by reference; provided, however, that if Buyer or its affiliates rehire any individual listed on Schedule 5.1 prior to or on the date of Closing, or within one year thereafter, Buyer will reimburse Sellers for any severance costs paid by them to such individual.

1.8 Deletion of Section 5.1(ix). Section 5.1(ix) is hereby deleted in its entirety.

1.9    Amendment  to  Section  5.1(x).   Section  5.1(x)  of  the
Purchase Agreement is hereby amended in its entirety as follows:

       (x) Material Changes. Since the date hereof, there shall not have been any material adverse change in the financial condition, assets, liabilities, net worth, earning power or business of Latin America, Mexico or any of the Subsidiaries, except as set forth on Exhibit 5.1 attached hereto and incorporated herein by reference, and Buyer shall have received a certificate to such effect, signed by the chief executive officer of each of the Sellers on behalf of each of the Sellers.

1.10   Amendment  to  Section 5.1(xi).  Section  5.1(xi)  of  the
Purchase Agreement is hereby amended in its entirety as follows:

       (xi) Permits and Licenses Required. Buyer shall have received all licenses, permits and certificates and governmental approvals listed on Schedule 2.16, except as set forth on Exhibit
5.1 attached hereto and incorporated herein by reference, applicable to it.
                            -6-

1.11   Amendment  to Section 5.1(xvi).  Section 5.1(xvi)  of  the
Purchase Agreement is hereby deleted in its entirety.

1.12   Amendment  to  Section 5.1(xx).  Section  5.1(xx)  of  the
Purchase Agreement is hereby amended in its entirety as follows:

       (xx) Miami, Florida Lease. Sellers shall have delivered to Buyer an assignment of the lease or a sublease and agreements set forth on Schedule 5.1(xx), except as set forth on Exhibit 5.1 attached hereto and incorporated herein by reference, to the extent permitted by the terms of such agreements; provided, in each case that Buyer assumes all obligations thereunder.

1.13 Deletion of Section 5.2(vi). Section 5.2(vi) is hereby deleted in its entirety.

1.14   Amendment  to  Article VI.  Article  VI  of  the  Purchase
Agreement  is hereby amended to include the following  additional
Section:

       6.17 Conditional Acquisition of the Mexico Stock. Buyer and Sellers hereby agree that the consummation of the acquisition of the Mexico Stock (the "Acquisition") upon the Closing of this Purchase Agreement is subject to revocation upon the disapproval of the Mexican Federal Competence Commission ("Comision Federal de Competencia Economica" hereinafter referred to as the "CFC") of such Acquisition. Therefore, if the CFC disapproves the Acquisition, the Buyer shall return the Mexico Stock to Sellers and Sellers shall return all consideration received from Buyer with respect to such Mexico Stock within five business days of the date of such disapproval. In addition, Buyer and Sellers hereby agree to take all necessary action to obtain CFC approval of the Acquisition, including the filing of appropriate notification applications.

1.15 Amendment to Section 7.2. Section 7.2 is hereby amended to delete the terms "Escrow Agent," "Escrow Agreement" and "Escrow
Payment."

1.16   Amendment to Schedule 1.1.  Schedule 1.1 of  the  Purchase
Agreement is hereby amended to include such additional text as set forth in Exhibit A attached hereto.

1.17   Amendment  to  Schedule 1.2(a).  Schedule  1.2(a)  of  the
Purchase Agreement is hereby amended in its entirety to read as provided in Exhibit B attached hereto.

1.18 Deletion of Exhibit B. Exhibit B of the Purchase Agreement is hereby deleted.
                             -7-

                          ARTICLE II.

2.1    Effect  of Amendment.    Except as expressly  provided  in
Article I of this Amendment, nothing shall affect or be deemed to affect any provisions of the Purchase Agreement, and, except only to the extent that they may be varied hereby, the Buyer and Sellers hereby ratify and confirm all of their agreements and obligations contained in the Purchase Agreement, as amended hereby.

2.2 Counterparts. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but which together shall constitute one and the same instrument.

2.3 Governing Law. This Amendment shall be governed by and construed in accordance with the internal laws of the State of Florida without giving effect to principles of conflicts of laws.
                             -8-

       IN WITNESS WHEREOF, the parties hereto have executed or caused this Amendment to be executed by their duly authorized representatives as of the day and year first above written.


                         CHS   ELECTRONICS,INC.


                         By:
                         Claudio Osorio, Chief Executive Officer


                          MERISEL, INC.


                         By:
                         Dwight Steffensen, Chief Executive Officer

                         MERISEL EUROPE, INC.


                         By:
                         Dwight Steffensen, Chief Executive Officer